                                                                EDISON INTERNATIONAL

                              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED AND PREFERENCE STOCK

                                                              (Thousands of Dollars)

                                                                                Year Ended December 31,
                                                 ----------------------------------------------------------------------------------
                                                    1997           1998        1999 (7)      2000 (7)         2001          2002
                                                 -----------   -----------  ------------  ------------  -------------  ------------

EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

Income before interest expense (1)               $1,450,957    $1,416,332    $1,591,692    $ (560,514)   $ 4,098,347   $ 2,534,149
Add:
  Taxes on income (2)                               498,729       461,711       347,315    (1,018,870)     1,647,147       390,489
  Rentals (3)                                         4,649         4,278         5,015        39,520         50,877         8,841
  Allocable portion of interest
       on long-term contracts for
       the purchase of power (4)                      1,797         1,767         1,735         1,699          1,659         1,616
  Dividends of lesser than 50% owned equity
       method investments                            82,576        49,208        80,891       121,463         87,676       141,605
  Interest on partnership
       indebtedness (5)                              34,938        36,019        33,186        25,523         17,809        11,641
  Amortization of previously capitalized
       fixed charges                                  7,023         7,246         7,601         7,191          6,214         6,514
Less:
  Earnings of lesser than 50% owned
       equity method                                 84,445        53,605        88,376       110,392        134,320       120,901
                                                 -----------   -----------  ------------  ------------  -------------  ------------
Total earnings before income
  taxes and fixed charges (A)                    $1,996,224    $1,922,956    $1,979,059   $(1,494,380)   $ 5,775,409   $ 2,973,954
                                                 ===========   ===========  ============  ============  =============  ============

FIXED CHARGES:
  Interest and amortization                       $ 708,446     $ 710,388     $ 840,784   $ 1,256,812    $ 1,582,139   $ 1,282,724
  Rentals (3)                                         4,649         4,278         5,015        39,520         50,877         8,841
  Capitalized interest (6)                           14,937        19,219        28,682        15,819         14,820         4,457
  Allocable portion of interest on
       long-term contracts for
       the purchase of power (4)                      1,797         1,767         1,735         1,699          1,659         1,616
  Interest on partnership
       indebtedness (5)                              34,938        36,019        33,186        25,523         17,809        11,641
  Dividends on preferred securities                  13,167        13,149        44,287       100,382         91,889        96,342
  Subsidiary preferred and preference stock
       dividend requirements - pre-tax basis         50,502        41,653        39,098        32,710         37,844        25,833
                                                 -----------   -----------  ------------  ------------  -------------  ------------
Total fixed charges (B)                           $ 828,436     $ 826,473     $ 992,787   $ 1,472,465    $ 1,797,037   $ 1,431,454
                                                 ===========   ===========  ============  ============  =============  ============

RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):                             2.41          2.33          1.99         (1.01)(8)       3.21          2.08
                                                 ===========   ===========  ============  ============  =============  ============

(1)  Includes allowance for funds used during construction, accrual of unbilled revenue and minority interest, net of income taxes.
(2)  Includes allocation of federal income and state franchise taxes to other income.
(3)  Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals.
(4)  Allocable portion of interest included in annual minimum debt service requirement of supplier.
(5)  Includes the allocable portion of interest on project indebtedness of fifty-percent partnership investments by other wholly-owned subsidiaries of Edison International.
(6)  Includes the fixed charges associated with Nuclear Fuel and capitalized interest of fifty-percent owned partnerships.
(7)  Revised to exclude the income and expenses associated with discontinued operations.
(8)  Ratio for 2000 is less than 1.00.  In 2000, Edison International needed an additional $2,966,845,000 in earnings before income taxes and fixed charges to achieve a 1.00 ratio.